CONTACTS

From: Anthony J. DeFazio	For: Nicholas Radesca, CFO & Treasurer
Diccicco Battista Communications	ARC Realty Finance Trust, Inc.
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

ARC Realty Finance Trust Makes First Portfolio Investment

New York, New York, May 16, 2013 ˗ ARC Realty Finance Trust, Inc. (“ARC RFT”) announced today that it closed on its first portfolio investment – a $6.5 million mezzanine loan originated as part of a $57.5 million total financing provided to the ownership of the W Minneapolis, a premier hotel located in the heart of downtown Minneapolis, Minnesota.

The W Minneapolis is a 32-story, 229-room, full service luxury hotel. It is one of Minneapolis’ landmark buildings and is considered to be an iconic element of the Minneapolis skyline. Also known as “The Foshay”, the property was modeled after the Washington Monument when built in 1929 and was added to the National Registry of Historic Places in 1978 as an example of Art Deco architecture. The Foshay was originally configured as office space until 2006 when current ownership acquired, extensively renovated and repositioned the property as the W Minneapolis.

Opened in 2008, the W Minneapolis is a four-star hotel and the top performing luxury hotel in the downtown Minneapolis market. The W Minneapolis features award-winning dining options, including the nationally recognized Manny’s Steakhouse. The top floor of the property offers the only observation deck in Minneapolis providing 360-degree views of the city.

Important Notice

ARC RFT is a publicly registered, non-traded real estate investment trust (“REIT”) formed primarily to acquire, originate and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside of the United States. ARC RFT may also invest in commercial real estate securities and commercial real estate properties. ARC RFT intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013. Additional information about ARC RFT can be found on its website at www.realtyfinancetrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.